# <u>PROMISSORY NOTE</u>

## *(PAGARÉ)*

US$1,000,000.00 March 1st, 2011

FOR VALUE RECEIVED AND ACKNOWLEDGED, the undersigned, PURE BIOFUELS DEL PERU S.A.C., a *sociedad anónima cerrada* incorporated under the laws Peru, with R.U.C. No. 20513251506 ("<u>Payor</u>"), duly registered under the File No. 11889878 of Public Registry of Companies of Lima, duly represented by Carlos Alberto Pinto Rocha, identified with DNI N° 08249574, empowered according to the powers of attorney registered in File No. 11889878 of the Registry of Companies of Lima, hereby unconditionally promises to pay to the order of PLAINFIELD PERU I LLC, a Delaware limited liability company or its permitted assigns ("<u>Payee</u>") with an address c/o Plainfield Asset Management LLC, 333 Ludlow St., Stamford, CT 06902, United States of America, solely in lawful money of the United States of America and in immediately available funds, the principal amount of ONE MILLION UNITED STATES DOLLARS (US$1,000,000.00) on December 31, 2011 (the "<u>Maturity Date</u>").

1. <u>Interest</u>. Interest on this Note will accrue from the date hereof at a rate of 8.5% *per annum* calculated on the basis of a 360-day year and actual days elapsed. For the avoidance of doubt, there are no other costs or expenses associated with the Note. If the principal amount of this Note is not paid in full when due, Payor promises to pay default interest at an additional effective rate of 4.0% *per annum* in addition to the compensatory interest described above. Interest shall accrue without any court or out-of-court order or any intimation from the date on which default has occurred to the date of payment thereof in full, plus legal costs, fees, court costs and any extra expenses incurred by the Payee as a consequence of Payor's default.

2. <u>Payments</u>. All payments hereunder shall be made at the address of Payee set forth herein or at such other place as Payee may, from time to time, designate. This Note may be prepaid, in whole or in part, at any time by Payor without premium or penalty.

Any payment made by Payor under this Note shall be made free and clear of any charge or tax, without any set - off, retention or deduction of any existing or future tax. In the event that the Payor is required to deduct or withhold any tax in connection with the payment of principal, interest or any other amount paid under this Note, (i) the amount to be paid shall be increased by the amount required so that after making the deductions, the Payee receives an amount equal to such the amount the Payee would be entitled to receive as if there were no legal obligation to make any such deductions, (ii) the Payor shall make all required deductions under applicable law, and (iii) the Payor shall pay promptly to the tax authority or appropriate governmental authority the total amount of the deduction made, as provided by applicable law.

Any payment made by the Payor in connection with the Note for an amount less than the total amount due and payable at the time such payment is made shall not imply a waiver by the Payee to exercise its right to bring any action against the Payor unless the Payee shall have consented to such waiver in writing.

Payment of the principal amount and interest due under this Note shall be made on the Maturity Date. If the Payor fails to pay any amount under the Note when due, the Payee shall be entitled to accelerate and require payment of the entire principal amount due under this Note, plus accrued compensatory and default interest until payment in full.

Notwithstanding the foregoing, the total cost of the financing, including but not limited to interest, commissions, retentions, taxes, fees, amongst other charges that may arise in direct or indirect connection to this Note, shall be capped at 12.5% per annum.

3. Early Redemption. Payor shall redeem this Note in full (including principal and accrued interest under this Note) upon no less than 15 days written notice from Payee on such early redemption date specified in the early redemption notice.

4. Events of Default; Acceleration. If any one or more of the following events (each hereinafter referred to as an "Event of Default") shall have occurred and be continuing and shall not have been cured or waived:

(a) if payment of the principal amount of or any other sums due under this Note (whether at the Maturity Date or by acceleration or otherwise) is not made when due or if this Note is not senior in right of payment to all other indebtedness owed by Payee at any time;

(b) if default shall be made in the performance or observance of any covenant, agreement or provision to be performed or observed by Payor under this Note;

(c) if Payor or any of its subsidiaries shall (i) admit in writing its inability to, or generally becomes unable to, pay its debts as they become due; (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided; (iii) make a general assignment for the benefit of its creditors; (iv) consent to the appointment of a receiver, trustee, custodian or other similar official for all or any substantial part of its property or to the filing of a petition against it under said bankruptcy law; (v) be adjudicated insolvent or bankrupt; (vi) have entered against it a court order appointing a receiver, trustee, custodian or other similar official for all or any substantial part of its property, or approving a filing in good faith of a petition filed against it under said bankruptcy law (in both cases without its consent); (vii) allow the assumption of custody or sequestration by a court of competent jurisdiction of all or any substantially part of its property; or (viii) permit an attachment to be made on any substantial part of its property or assets; or

(d) if any indebtedness (other than this Note) of Payor or any its subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be an Event of Default under this Section 4(d) unless the aggregate principal amount of all such indebtedness is at least $100,000;

then, and in each and every such case, Payee may declare the principal amount to be immediately due and payable and thereupon, if such Event of Default is not remedied or cured within (i) five (5) days with respect to an Event of Default under subsections (a) and (d) above, and (ii) thirty (30) days with respect to an Event of Default under subsection (b) above, in each case after notice thereof to Payor by Payee, such amounts shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and Payee shall be entitled to receive, to the extent lawful, reasonable attorneys' fees for the collection of such amounts; provided that if an Event of Default under subsection (c) above shall occur with respect to Payor or any of its subsidiaries, this Note shall automatically become immediately due and payable without the giving of any such notice.

5. Special Provisions. The Proceeds of the Note shall be paid to the account set forth in Exhibit A and the wiring of the Proceeds shall occur simultaneously with the execution of this Note.

6. Objections. According with the provisions of Article 52° of the Negotiable Instruments Law, this Note need not be protested for enforcement thereof. However, the Payee shall be entitled to protest this Note for non-payment if it deems is advisable, in its sole discretion. In such event, Payor shall bear the costs of such notarial proceeding or any substitute formality. The protest may be made by notification to the Payor's domicile.

7. Waivers. No course of dealing between Payor and Payee or any delay on the part of Payee in exercising any rights hereunder shall operate as a waiver of any rights of Payee, except to the extent expressly waived in writing by Payee. No delay or omission by Payee to exercise any right hereunder shall impair any such right or operate as a waiver thereof or of default hereunder nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law or in equity. Payor hereby waives, unless otherwise provided for in this Note, demand, notice of presentment, protest, notice of dishonor and protest, rights of extension and any defense by reason of extension of time or other indulgences granted by Payee.

8. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Note shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted

by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service. Notices shall be delivered as follows:

| | |
|---|---|
| If to Payor: | Pure Biofuels del Peru S.A.C.<br>Av. Canaval y Moreyra 380 of 402<br>San Isidro, Lima<br>Peru<br>Attention: Carlos Alberto Pinto<br>Telephone: +511-221-7365<br>Facsimile: +511-221-7347 |
| with a copy to: | Pure Biofuels Corp.<br>1250 Connecticut Avenue, Suite 200<br>Washington DC, 20036<br>Attention: Brian Alperstein<br>Telephone: 202-261-3520<br>Facsimile: 202-261-3523 |
| if to Payee: | to its most recent address as set forth in the books and records of Payor |
| with a copy to: | Plainfield Asset Management LLC<br>333 Ludlow St.<br>Stamford, CT 06902<br>United States of America<br>Attention: General Counsel<br>Telephone: 203-302-1700<br>Facsimile: 203-302-1779 |
| and: | Herrick Feinstein LLP<br>2 Park Avenue<br>New York, NY 10016<br>Attention: Irwin A. Kishner<br>Telephone: 212.592.1425<br>Facsimile: 212.545.3400 |

9. Modifications. No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Payee, and then only to the extent set forth in said writing, nor shall any such modification or waiver be applicable except in the specific instance for which it is given.

10. Replacement of Note. Upon receipt by Payor of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon surrender and cancellation of such Note, if mutilated, Payor will make and deliver in lieu

or such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note.

11. Further Assurances. Payor agrees to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Note.

12. Assignment. This Note shall bind Payor and its successors and assigns, and shall inure to the benefit of Payee and its successors and assigns.

**13. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.**

(a) THIS NOTE AND THE RIGHTS OF THE HOLDER AND THE OBLIGATIONS OF PAYOR HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE REPUBLIC OF PERU.

(B) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN THE REPUBLIC OF PERU OR ANY STATE OR FEDERAL COURT WITHIN NEW YORK COUNTY, STATE OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS NOTE, PAYOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. PAYOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. PAYOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 8, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. PAYOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE HOLDER OF THIS NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PAYOR IN ANY OTHER JURISDICTION.

(c) PAYOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (B) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR

CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d) PAYOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE.

14. Miscellaneous. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The obligations contained in this Note shall not expire until all amounts are fully paid, even when this Note is damaged by the Payee's fault. This agreement constitutes agreement to the contrary to the provisions of Article 1233° of the Civil Code. This Note constitutes a *Pagare* under Article 158 of the Peruvian Negotiable Instruments Law (Law 27287).

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IN WITNESS WHEREOF, Payor has duly executed this Note on the day and year first above written.

PURE BIOFUELS DEL PERU S.A.C.

By: ______________________
Name: Carlos Alberto Pinto
Title: CEO